SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

BlackRock California Municipal Income Trust

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Boaz R. Weinstein posted the below message to his X account.

Saba Capital Management, L.P. sent the below message to shareholders.

Boaz Weinstein provided the following written statements to members of the media.

"[ICI] is a lobbying group and a surrogate frequently deployed by BlackRock and other managers when they cannot defend unacceptable performance."

"The blame for a lack of closed-end fund issuance sits squarely with managers – not investors – considering the steep discounts and poor governance that persists under their watch."

"Saba's actions have proven to be helpful, not harmful, for long-term shareholders of the closed-end funds we invest in. The secret is our medicine always works – shareholders all gain when offered a significant narrowing or total elimination of discounts to net asset value."